UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2009

PANACOS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24241	11-3238476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 926-1551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(a) Not applicable.

(b) On February 11, 2009, Panacos Pharmaceuticals, Inc. (“Panacos” or the “Company”) announced that the Company’s Chief Medical Officer, Scott McCallister, and the Vice President of Manufacturing Operations, John Richards, will leave the Company on February 13, 2009. These positions were eliminated following the Company’s recently completed sale of bevirimat, and as the Company has refocused its efforts on its early stage research and development programs. Dr. McCallister has served in this capacity since October 2006, and Dr. Richards has been with the Company since February 2006. A press release announcing the departures of Dr. McCallister and Dr. Richards is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In accordance with the terms of Dr. McCallister’s offer letter, upon leaving the Company, Dr. McCallister will receive severance payments in the aggregate amount of $154,090, or six months of his current salary, paid over time, and a payment for accrued vacation time. In addition, Dr. McCallister will be eligible to participate in the Company’s health and dental insurance plans for six months following his separation from the Company, with the Company paying 90% of his insurance premiums. Dr. McCallister will also have twelve months to exercise any of his stock options to purchase the Company’s common stock that are vested as of February 13, 2009.

(c) Not applicable.

(d) Not applicable.

(e) Not applicable.

(f) Not applicable.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

99.1	Press release of the Company, dated as of February 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANACOS PHARMACEUTICALS, INC.

Dated: February 12, 2009	By:	/s/ Alan W. Dunton
Alan W. Dunton, M.D. President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of the Company, dated as of February 11, 2009.